Exhibit 10.2

Employment Agreement

This updated agreement made and entered into this September 10, 2018, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Miriam Paramore, hereinafter referred to as the “Employee”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Miriam Paramore to serve as the President for the company.

Base Salary. Your annual base salary is $250,000 at the rate of $10,416.67 per semi-monthly pay period, representing payment for all hours worked (“Base Salary”). Your Base Salary is payable in accordance with the Company’s regular payroll practices and subject to customary and required withholdings and deductions.

Bonus

As President, you are eligible for a bonus as outlined herein. Your annual bonus target will be 40% of your annual salary, payable in a lump sum at such time as may be determined by our Board of Directors, but no later than the earlier of ten (10) business days after we finalize our audited financial statements for the fiscal year; or ninety (90) days following the end of such fiscal year. To be eligible to receive a payment, you must be employed by OptimizeRx at the time any bonuses are paid. Whether a bonus will be awarded, and in what amount, will be based on revenue goals and EBITDA as set forth in our bonus plan. The bonus plan also includes a change of control bonus as set forth in the plan.

Job Responsibilities. As President, your responsibilities will include, but are not limited to the following:

●	Manage all day-to-day elements of the business

●	Coordinate between product, technology, strategy and commercial activities for pharmaceutical companies, agencies and channel partners

●	Meet Channel growth and Revenue Goals through distribution of OptimizeRx Solutions

●	Assist CEO in all strategic decisions around product, technology and partnerships

●	Providing relevant reporting and research to CEO and Board as requested or required, with frequent attendance and presentation of results

●	Management the compensation and MBO plans for all team members

●	Manage the revenue assessment of all new product, service or channel

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical and dental insurance and short and long-term disability benefits. Our 401k plan includes a company match of up to 4%, depending on how much you contribute. You will also be eligible to participate in the Company vacation plan. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Expense Reimbursement. We will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy. Additionally, travel and accommodations shall be provided during required time within the corporate offices per approved travel budget from board.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that either you or the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause, the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of twelve (12) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

409A. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this agreement (or referenced in this agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

Section 280G. If any of the payments or benefits received or to be received by you from the Company (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this letter agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to you, no later than the time such Excise Tax is required to be paid by you or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your employment with the Company, you will be required to execute and return to the Company the enclosed Business Protection Agreement on or before your first day of employment.

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Required I-9 Documentation. Your employment by the Company is also subject to you providing the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9 on your first day of employment.

Certifications. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your employment, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your employment and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:		Accepted by Employee:

/s/ William J. Febbo	09/10/18	/s/ Miriam Paramore	09/10/18
William J. Febbo	(Date)	Miriam Paramore	(Date)

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